Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:05 AM 12/28/2018
FILED 11:05 AM 12/28/2018
SR 20188403364 - File Number 5709760

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
QUADRANT BIOSCIENCES INC.

Under Section 242 of the General Corporation Law of the State of Delaware

Quadrant Biosciences Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1.         The name of the Corporation is Quadrant Biosciences Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 13, 2015. The Certificate of Incorporation was amended by the filing of an Amended and Restated Certificate of Incorporation of the Corporation on December 5, 2018

2.         This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.        Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares which the Corporation shall have authority to issue is 125,000,000, which shares shall be of one class, shall be designated common stock, and shall have a par value of $0.0001 per share (the “Common Stock”). The Common Stock may be maintained, in whole or in part, in certificated or uncertificated form, including, but not limited to uncertificated token form, on any electronic ledger in accordance with Article Eighth when and as directed by the Board of Directors of the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by the undersigned authorized officer this 14th day of December, 2018.

QUADRANT BIOSCIENCES INC.

By:	/s/ Richard Uhlig
Name:	Richard Uhlig
Title:	Chief Executive Officer

EXHIBIT A

QUADRANT BIOSCIENCES INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Quadrant Biosciences Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 S. DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The Corporation shall be authorized to issue 125,000,000 (one hundred twenty five million) shares of stock, which shares shall be of one class, shall be designated common stock, and shall have a par value of $0.0001 per share (“Common Stock”). The Common Stock may be maintained, in whole or in part, in certificated or uncertificated form, including but not limited to uncertificated token form, on any electronic ledger in accordance with Article Eighth when and as directed by the Board of Directors of the Corporation.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The Corporation may maintain any records, including its stock ledger, books of account, and minute books on, by means of, or in the form of any information storage device or method, including, without limitation, one or more electronic networks or databases provided that the records so kept may be converted into clearly legible paper form within a reasonable period of time.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.